                                                                   EXHIBIT 99.1
FOR IMMEDIATE RELEASE                                        [OCEAN ENERGY LOGO]
November 2, 1999

CONTACT:
John T. Raymond
Vice President - Investor Relations
1001 Fannin, Suite 1600
Houston, Texas 77002
(713) 265-6161


                     OCEAN ENERGY CLOSES SALE OF ENSTAR AND
                    ALASKA PIPELINE COMPANY FOR $290 MILLION

HOUSTON - Ocean Energy, Inc. (NYSE: OEI) announced today that it has finalized the previously announced sale of ENSTAR Natural Gas Company and the Alaska Pipeline Company (together known as ENSTAR) to SEMCO ENERGY, Inc. (NASDAQ: SMGS) for total proceeds of approximately $290 million. The cash proceeds will be used to reduce the Company's outstanding indebtedness under its revolving credit facilities and for other corporate purposes. Chase Securities, Inc. acted as advisor to Ocean Energy in this transaction.

"We are pleased to conclude the transaction with SEMCO, thus completing the restructuring of our asset base and balance sheet well ahead of anyone's expectations. We will continue to move aggressively to exploit our exceptional inventory of growth opportunities," said James T. Hackett, Ocean Energy President and Chief Executive Officer.

Ocean Energy, Inc. is an independent energy company engaged in the exploration, development, production, and acquisition of crude oil and natural gas. North American operations are focused in the shelf and deepwater areas of the Gulf of Mexico, the Permian Basin, Midcontinent and Rocky Mountain regions. Internationally, the Company explores for and produces oil and gas in West Africa (Cote d'Ivoire and Equatorial Guinea), Egypt, Russia and Indonesia. Ocean Energy also has exploration programs underway in Angola, Pakistan, Yemen and Bangladesh.

CERTAIN STATEMENTS IN THIS NEWS RELEASE REGARDING FUTURE EXPECTATIONS, PLANS FOR ACQUISITIONS, DISPOSITIONS, AND OIL AND GAS RESERVES, EXPLORATION, DEVELOPMENT, PRODUCTION AND PRICING MAY BE REGARDED AS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LITIGATION REFORM ACT. THEY ARE SUBJECT TO VARIOUS RISKS, SUCH AS OPERATING HAZARDS, DRILLING RISKS, THE INHERENT UNCERTAINTIES IN INTERPRETING ENGINEERING DATA RELATING TO UNDERGROUND ACCUMULATIONS OF OIL AND GAS, AS WELL AS OTHER RISKS DISCUSSED IN DETAIL IN THE COMPANY'S SEC FILINGS, INCLUDING

THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998. ACTUAL RESULTS MAY VARY MATERIALLY.

FOR MORE INFORMATION, CONTACT INVESTOR RELATIONS AT (713) 265-6161 OR MAIL REQUESTS TO 1001 FANNIN, SUITE 1600, HOUSTON, TEXAS 77002.